UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 21, 2011

Ener1, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(212) 920-3500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2011, Ener1, Inc. (“Ener1” or the “Company”) entered into an employment agreement (the “Agreement”) with Christopher L. Cowger, whereby Mr. Cowger was appointed President of the Company and Chief Executive Officer of EnerDel, Inc., a subsidiary of the Company. The term of the Agreement is for three years which will be automatically renewed for one year periods unless notice is provided six months in advance of the expiration of the initial term or the then current renewal term. Under the Agreement, Mr. Cowger will be entitled to an annual base salary of $400,000, which shall be redetermined annually by the Company’s Compensation Committee, plus all other employee benefits and incentive compensation plans offered by the Company. In addition, Mr. Cowger may from time to time be eligible to earn annual bonuses and may from time to time be granted equity based awards.

In the event Mr. Cowger is terminated by the Company without cause or Mr. Cowger resigns for good reason, and if Mr. Cowger executes and delivers a release to the Company, he will be entitled to severance equal to one times his base salary plus payment of continued benefits for 12 months and all vested stock options will be exercisable for three months after termination of employment. If within three months before and 12 months after a change in control event Mr. Cowger is terminated by the Company without cause or resigns for good reason, and if Mr. Cowger executes and delivers a release to the Company, he will be entitled to severance equal to one and one-half times his base salary plus payment of continued benefits for 18 months, and all stock options and restricted stock previously granted to him under the Company’s stock incentive plans will vest immediately and all stock options will be exercisable for three months after termination of employment. In the event Mr. Cowger’s employment terminates for any other reason, he is not entitled to any severance under the terms of the Agreement.

In connection with the Agreement, Mr. Cowger also agreed to several restrictive covenants including non-disparagement of the Company, non-competition with the Company, non-solicitation of the Company’s customers and employees, confidentiality, and Company ownership of intellectual property.

The above description of the Agreement is not complete and is qualified in its entirety by the full text of the Agreement which is attached hereto, and incorporated by reference herein.

From January 2009 through the time of his appointment, Mr. Cowger served as Corporate Vice President and General Manager, Americas Mega-Region with Advanced Micro Devices (“AMD”).  At AMD, Mr. Cowger was responsible for AMD’s $2 billion business and oversaw the executive management in numerous areas, including Consumer Relations, Components, Public Sales and Marketing, Field Engineering and Business Management across North, Central and South America.  His work with AMD led to over 25% annualized revenue growth during his first two years with AMD.

Prior to working at AMD, Mr. Cowger worked at Dell, Inc. for over ten years.  From June 2008 through December 2008, Mr. Cowger served as Vice President and General Manager of the Global Consumer Software and Peripherals Division of Dell, where Mr. Cowger oversaw Dell’s $1 billion Software and Peripheral Business within Dell’s Global Consumer Group.  From March 2007 through December 2008, Mr. Cowger was Vice President of Planning and Operations for Dell’s Global Consumer Group, where he was responsible for all pricing, short and long term financial forecasting/planning, demand/supply management, new product introduction, divisional infrastructure and investment planning.  He also created and implemented multiple regional planning and operations teams in the Americas region, Europe and Asia.  From February 2006 through March 2007, Mr. Cowger was Vice President of the Americas Transactional Marketing division of Dell, where he was responsible for all pricing, forecasting, demand/supply management and product line management for the Dimension/XPS desktop and Inspiron/XPS notebook lines of business in the Americas region.  From October 2004 through February 2006, Mr. Cowger was General Manager of the Consumer Division for Dell’s Japanese business, where Mr. Cowger was responsible for Dell’s $700 million consumer business in Japan.

Mr. Cowger is 40 years old and holds a Bachelor of Science degree in Electrical Engineering from Duke University and an Master of Business Administration and Master of Science in Electrical Engineering from Massachusetts Institute of Technology (MIT).

Item 9.01 Financial Statements and Exhibits.

Exhibit 1.1 Employment Agreement dated March 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

March 25, 2011	By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

1.1	Employment Agreement dated March 21, 2011